UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
October 5, 2010

Good Times Restaurants Inc.
(Exact name of registrant as specified in its charter)
Nevada	000-18590	84-1133368
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
601 Corporate Circle, Golden, Colorado 80401
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (303) 384-1400

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

On October 3, 2010, Good Times Restaurants Inc. (the "Company") entered into a Term Sheet with Small Island Investments Ltd ("SII") for the sale of $2 million of its common stock.  SII is based in Boston, MA and is an affiliate of a company that owns and operates three restaurant brands operating in Canada and the U.S. generating approximately $75 million in annual revenues.

The sale of stock is subject to execution of a definitive Stock Purchase Agreement, the completion of SII's due diligence and fulfillment of various contingencies.  The contingencies include, but are not limited to, entering into an agreement satisfactory to SII with Wells Fargo Bank NA to modify the loan covenants under the Company's current loan agreement, satisfaction of Nasdaq's Capital Market continued listing requirements and obtaining a third party fairness opinion and shareholder approval of the transaction.

Upon closing of the Stock Purchase Agreement, SII will have a contractual right to designate four out of seven seats on the Company's board of directors and the Agreement will contain other rights, including anti-dilution provisions and stock registration rights.

Item 9.01        Financial Statements and Exhibits.

(d)        Exhibits.  The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1	Term Sheet dated October 3, 2010 between Good Times Restaurants Inc. and Small Island Investments Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOOD TIMES RESTAURANTS INC.

Date: October 5, 2010 By: /s/ Boyd E. Hoback
Boyd E. Hoback
President and Chief Executive Officer